Exhibit 8.1

FORM OF TAX OPINION

[        ], 2022

VMware, Inc.
3401 Hillview Avenue
Palo Alto, California 94304

Ladies and Gentlemen:

We have acted as U.S. tax counsel to VMware, Inc., a Delaware corporation (“VMware”), in connection with the proposed (1) merger of Verona Merger Sub, Inc., a Delaware corporation (“Merger Sub 1”), with and into VMware (the “First Merger”), with VMware surviving the First Merger and becoming a wholly owned subsidiary of Verona Holdco, Inc., a Delaware corporation (“Verona Holdco”); (2) conversion of VMware from a Delaware corporation into a Delaware limited liability company (the “LLC Conversion”); (3) merger of Barcelona Merger Sub 2, Inc., a Delaware corporation (“Merger Sub 2”), with and into Verona Holdco (the “Second Merger”), with Verona Holdco surviving the Second Merger and becoming a wholly owned subsidiary of Broadcom Inc., a Delaware corporation (“Broadcom”); and (4) merger of Verona Holdco with and into Barcelona Merger Sub 3, LLC, a Delaware limited liability company (“Merger Sub 3,” and that merger, the “Third Merger”; together with the First Merger, the LLC Conversion, and the Second Merger, the “Transactions”), with Merger Sub 3 surviving the Third Merger as a wholly owned subsidiary of Broadcom, pursuant to the Agreement and Plan of Merger by and among Broadcom, VMware, Verona Holdco, Merger Sub 1, Merger Sub 2, and Merger Sub 3, dated as of May 26, 2022 (as amended or supplemented through the date of this letter, the “Agreement”).  At your request, and in connection with the filing of the Form S-4 (Registration No. 333-266181) on the date of this letter (including the proxy statement/prospectus contained therein, the “Registration Statement”), we are rendering our opinion concerning the qualification of (1) the First Merger and the LLC Conversion, taken together, as a “reorganization” within the meaning of section 368(a)(1)(F) of the Code and (2) the Second Merger and the Third Merger, taken together, as a “reorganization” within the meaning of section 368(a)(1)(A) of the Code.1  Capitalized terms used but not defined in this letter shall have the meanings ascribed to them in the Agreement.

In rendering our opinion, we have examined the Agreement, the Registration Statement, the proxy statement/prospectus contained in the Registration Statement (as amended or supplemented through the date of this letter), and such other documents as we have deemed necessary or appropriate for purposes of our opinion.  In addition, we have assumed that (i) the Transactions will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement, (ii) no transaction, covenant, or condition described in the Registration Statement and affecting this opinion will be waived by any party, (iii) the statements concerning the Transactions and the parties set forth in the Agreement are true, complete, and correct, (iv) the Registration Statement is true, complete, and correct, (v) the statements and representations made by VMware and Broadcom in their respective officer’s certificates dated as of the date of this letter and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date of this letter and will remain true, complete and correct at all times up to and including the Closing Effective Time, (vi) any such statements and representations made in the Officer’s Certificates that are qualified by knowledge, belief, materiality, or comparable qualification are and will be true, complete, and correct without such qualification, and (viii) VMware, Broadcom, and their respective subsidiaries will treat the Mergers for U.S. federal income tax purposes in a manner consistent with the opinion set forth below.  If any of the above-described assumptions are untrue for any reason, our opinion as expressed below may be adversely affected.

[1]	Unless indicated otherwise, all “section” references are to the Internal Revenue Code of 1986, as amended (the “Code”).

VMware, Inc.
[        ], 2022

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable U.S. federal income tax law, (1) the First Merger and the LLC Conversion, taken together, will qualify as a “reorganization” within the meaning of section 368(a)(1)(F) of the Code and (2) the Second Merger and the Third Merger, taken together, will qualify as a “reorganization” within the meaning of section 368(a)(1)(A) of the Code.

We express no opinion on any issue relating to the tax consequences of the Transactions contemplated by the Registration Statement other than the opinion set forth above.  Our opinion is based on current provisions of the Code, Treasury regulations promulgated under the Code, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect.  Any change in applicable laws or the facts and circumstances surrounding the Transactions, or any inaccuracy in the statements, facts, assumptions, or representations upon which we have relied, may affect the continuing validity of our opinion as set forth in this letter.  We assume no responsibility to inform VMware of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent.  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references in the Registration Statement to us.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,